Exhibit 11

                     NPC International, Inc.
      Statement Regarding Computation of Per Share Earnings

                                Thirteen Weeks Ending   Twenty Six Weeks Ended
                                Sept. 27,   Sept. 28,   Sept. 27,   Sept. 28,
                                   1994        1993       1994       1993

PRIMARY

Shares outstanding at
beginning   of  period         25,011,493  25,250,493  25,011,493  25,284,622

Weighted average of
shares issued and
(reacquired) during period        (75,889)   (154,978)    (42,582)   (110,631)

Assuming exercise of
options and warrants reduced
by the number of shares
which could have been
purchased with the
proceeds from exercise             38,435      37,595      27,627      61,500

Shares outstanding for
computation of per
share   earnings               24,974,039  25,133,110  24,996,538  25,235,491

Net  income                    $2,955,000  $2,522,000  $6,710,000  $5,196,000

Earnings per share                  $0.12       $0.10       $0.27       $0.21



FULLY DILUTED

Shares outstanding at
beginning   of  period         25,011,493  25,250,493  25,011,493  25,284,622

Weighted average of shares
issued and (reacquired)
during period                     (75,889)   (154,978)    (42,582)   (110,631)

Assuming exercise of options
and warrants reduced by the
number of shares which could
have been purchased with the
proceeds from exercise             42,698      37,595      29,758      61,500

Shares outstanding
for computation of
per   share  earnings          24,978,302  25,133,110  24,998,669  25,235,491

Net  income                    $2,955,000  $2,522,000  $6,710,000  $5,196,000

Earnings per share                  $0.12       $0.10       $0.27       $0.21